Exhibit (d)(3)

Assignment of Investment Advisory Agreement between the Registrant and Money Management Advisers, Inc. to FBR Fund Advisers, Inc.

Exhibit (d)(3)

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the "Agreement") is made as of this 1st day of November, 2005 by and between Money Management Advisers, Inc., a Delaware corporation ("MMA"), FBR Fund Advisers, Inc., a Delaware corporation ("Fund Advisers") and The FBR Funds, (the "Trust") a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

W I T N E S S E T H   T H A T:

WHEREAS, MMA and the Trust are parties to certain Investment Advisory Agreements (the "Advisory Agreements") with respect to three of the Trust's separate investment series, FBR Fund For Government Investors, FBR Maryland Tax-Free Portfolio and FBR Virginia Tax-Free Portfolio (the "Funds"); and

WHEREAS, MMA has informed the Trust that MMA no longer intends to provide investment management services to the Funds under the Advisory Agreements and that MMA wishes to assign all of its duties and obligations under the Advisory Agreements to Fund Advisers and have Fund Advisers assume the role of investment adviser to each of the Funds; and

WHEREAS, Fund Advisers has indicated its willingness to accept such assignment and to assume MMA's duties and obligations under the Advisory Agreements subject to the currently effective fee schedules applicable under each respective Advisory Agreement; and

WHEREAS, Fund Advisers currently serves as investment adviser to several other funds in the Trust and Fund Advisers possesses the personnel, resources and expertise necessary in order to serve as investment adviser to the Funds; and

WHEREAS, certain employees of MMA having responsibility for the investment management and oversight of the Funds will become dual employees of MMA and Fund Advisers in connection with the proposed assignment; and

WHEREAS, Fund Advisers and MMA are deemed to be affiliates of one another for purposes of the 1940 Act due to the fact that they are under the common control of Friedman Billings Ramsey Group, Inc., and the assignment contemplated hereunder may therefore be made in reliance upon Rule 2a-6 under the 1940 Act;

NOW, THEREFORE, based on the foregoing, the parties hereto agree as follows:

1.   ASSIGNMENT.  MMA hereby assigns to Fund Advisers all of MMA's duties and obligations under the Advisory Agreements.

2.   ASSUMPTION.  Fund Advisers, intending to be legally bound, hereby agrees to assume all of the duties and obligations of MMA as applicable to MMA under the Advisory Agreements and accepts the responsibilities and agrees to perform all of the services required as an investment adviser under the Advisory Agreements.

3.   REPRESENTATIONS OF MMA.  MMA represents and warrants that: (i) all action required of MMA to assign its duties and obligations under the Advisory Agreements has been taken, and (ii) this Agreement creates a valid and binding agreement enforceable against MMA in accordance with its terms.

4.   REPRESENTATIONS OF FUND ADVISERS.  Fund Advisers represents and warrants that: (i) Fund Advisers is registered as an investment adviser with the U. S. Securities and Exchange Commission under the Investment Advisers Act of 1940 and its registration is currently in full force and effect; (ii) Fund Advisers is capable and is legally empowered to assume the duties and obligations being assigned to it under the Advisory Agreements and to act as investment adviser to the Funds; (iii) all action required of Fund Advisers to assume the duties and obligations being assigned to it under the Advisory Agreements has been taken, and (iv) this Agreement creates a valid and binding agreement enforceable against Fund Advisers in accordance with its terms.

5.  AGREEMENT AND CONSENT OF THE TRUST.  The Trust hereby agrees and consents in full to all of the actions called for in accordance with this Agreement.

6.  GOVERNING LAW.  This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware

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IN WITNESS WHEREOF, the MMA, Fund Advisers and the Trust hereby execute this Agreement as of the day and year first above written.

MONEY MANAGEMENT ADVISERS, INC.

By:          /s/ Betsy Piper/Bach

Name:         Betsy Piper/Bach

Title:           Chief Investment Officer

FBR FUND ADVISERS, INC.

By:              /s/ David H. Ellison

Name:         David H. Ellison

Title:           President

THE FBR FUNDS

By:              /s/ Susan L. Silva

Name:         Susan L. Silva

Title:           Treasurer